Exhibit 10.1

Kendall D. Gill / OFFER OF EMPLOYMENT

OFFER OF EMPLOYMENT OF KENDALL D. GILL

This offer is made September 24, 2012, at the City of Columbus, County of Franklin, State of Ohio, by Globalwise Investments, Inc. (hereinafter, “Employer” or the “Company”) at 2190 Dividend Drive in the City of Columbus, County of Franklin, State of Ohio 43228 to Kendall D. Gill, 880 Rosehill Road Reynoldsburg, Ohio 43068.

We are pleased to offer you employment as Chief Financial Officer with a start day of September 24, 2012. We know that your experience, competence, values and enthusiasm will be a positive factor in the future growth and success of the Company.

I. Position Overview and Primary Responsibilities:

As Chief Financial Officer (“CFO”) with responsibilities that are generally customary for a CFO.

2. Remuneration will consist of: Salary, Equity and Benefits. Additional remuneration may include bonuses which will be entertained, when appropriate, at the sole discretion of the Company.

2.1 Salary: The position will start at the rate of One Hundred and Forty-five Thousand Dollars ($145,000.00) per year payable biweekly during each month that this agreement shall be in force.

2.2 Equity: Employ shall be awarded 250,000 restricted common shares of the Company, (the “Shares”) effective upon the execution of the Employment Agreement. The Shares are being awarded in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, (subject to the applicable holding period restrictions under Rule 144).

2.3 Employee shall also be eligible for prospective executive bonuses as determined by the compensation committee.

2.4 Benefits:

2.4.1	Opportunity to participate in a 401(k) profit sharing plan subject to plan eligibility requirements.

2.4.2	Discretionary Employer contribution to selected Company health care plan. Amount of Employer contribution reviewed and announced annually by Employer.

2.4.3	Fifteen (15) business days paid vacation per annum with eligibility to commence after 90 day probationary period. Vacation days to be scheduled at mutually agreed upon times. Vacation is earned and accrued on a monthly basis with a maximum annual carryover of five (5) unused vacation days.

2.4.4	Cell phone expense reimbursed monthly based on current company policy. Employee will be responsible to carry cell phone plan with enough coverage and minutes to meet Employer’s needs.

2.4.5	Reimbursement of all reasonable and documented business expenses. Mileage for business travel will be reimbursed at the published rate.

2.4.6	Five (5) personal days per annum. Personal days accrue monthly calculated on an annual proportional basis; accrued unused personal days shall not be carried over into the succeeding year.

Exhibit 10.1

Kendall D. Gill / OFFER OF EMPLOYMENT

2.4.7	Your use of on-premise Exercise Facility upon execution of Liability and Waiver Form.

2.4.8	Paid Company Holidays; schedule announced by Employer annually.

2.4.9	Discretionary Employer contribution for Employee professional development and/or continuing education.

3. Discretionary Profit sharing contribution at the sole discretion of Employer.

You or the Company may terminate this employment relationship for cause or without cause by giving written notice. The parties stipulate and agree that Employee is an “At Will” employee under Ohio Law.

This Offer of Employment and the accompanying Employment Agreement, each dated September 24, 2012 constitutes all of our agreements and understandings regarding your employment. There are no other oral or written agreements regarding your employment and no one else is authorized to make any other agreements. Ohio law shall govern this agreement and any employment relationship that may be formed between the undersigned parties at any time.

This Offer will remain open for acceptance until September 28, 2012 after which it shall be rescinded.

Globalwise Investments, Inc.:	Employee: Kendall D. Gill, CPA

/s/ William J. Santiago	/s/ Kendall D. Gill
William J. Santiago, President & CEO

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